                                                                  Exhibit 99.2


                                  June 18, 1996







VIA TELECOPIER AND FEDERAL EXPRESS

Mr. David Donohoe
The Nasdaq Stock Market
1735 "K" Street, N.W.
Washington, D.C.  20006

     Re:  MPTV, Inc. ("MPTV")
          Request for Oral Hearing
          ------------------------

Dear Mr. Donohoe:

On behalf of MPTV, Inc., a Nevada corporation (the "Company"), we hereby request, pursuant to Rule 9720 of the NASD Code of Procedure, an oral hearing for the reconsideration of the decision of The Nasdaq Stock Market as set forth in its letter of June 12, 1996 (a copy of which is attached hereto). Such letter indicates that the Company's Common Stock will be delisted from The Nasdaq SmallCap Market, effective with the close of business on Wednesday, June 26, 1996, for failure to maintain certain continuing listing requirements.

Enclosed with the Federal Express submission of this letter is the Company's check, in the amount of $2,300, in payment of the oral payment fee.

The Company believes that it has proposed a plan for maintaining the continuing listing requirements of The Nasdaq SmallCap Market, and is making progress towards accomplishing the goals set forth in said plan. The Company looks forward to presenting to Nasdaq further evidence of this progress in the Company's written submission, which is currently being prepared.

Please acknowledge receipt of this request for oral hearing by file-stamping the enclosed copy of this letter and returning it to the undersigned in the self-addressed, postage paid envelope provided.

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Mr. David Donohoe
June 18, 1996
Page Two



We understand, pursuant to telephone conversations with Ms. Kit Milholland and you, that the delisting set forth in the June 12th letter will be stayed pending resolution of the matters to be discussed at the oral hearing. We request that such hearing occur as soon as possible, and we await further correspondence or conversations with you regarding the hearing date and the deadline for the written submission.

Thank you for your assistance, and please contact me if you have any questions or comments regarding this matter.

Very truly yours,

SHAPIRO, ROSENFELD & CLOSE



CATHRYN S. GAWNE

CSG/njh
Attachments/Enclosures
cc:  Mr. James C. Vellema (Via Telecopier)
     Mr. Hurley Reed (Via Telecopier)
     Christopher Tower, C.P.A. (Via Telecopier)
     Michael McKennon, C.P.A. (Via Telecopier)
     Ms. Kit Milholland, Director, Nasdaq Market Services
     Ms. Julie Crandall, Director, Nasdaq Market Services